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                                                                      Exhibit 23


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-12213) of ERP Operating Limited Partnership and the related Prospectus of our report dated February 10, 1997 except for Note 13, as to which the date is February 28, 1997, with respect to the consolidated financial statements and schedule of Wellsford Residential Property Trust at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Current Report of ERP Operating Limited Partnership on Form 8-K, dated May 30, 1997.





                                                      Ernst & Young LLP

Chicago, Illinois
November 12, 1997